Consent of Independent Accountants

We hereby consent to the use in the Statement of Additional Information constituting part of this Pre-Effective Amendment No.1 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 21, 1995, relating to the statement of assets and liabilities of EAI Select Managers Equity Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Custodian, Transfer Agent and Independent Accountants" in such Statement of Additional Information.








PRICE WATERHOUSE LLP
1177 Avenue of the Americas
New York, New York 10036
November 21, 1995